Exhibit 99.1

Cyclerion’s sGC Stimulator Portfolio Generates Revenues to Enable Company Growth

– Cyclerion Has Renegotiated Praliciguat License Agreement to Obtain Upfront

and Near-Term Payments as well as Entered into a License Option Agreement for Olinciguat –

CAMBRIDGE, Mass., December 17, 2024 – Cyclerion Therapeutics, Inc. (Nasdaq: CYCN), today announced an update on its progress in catalyzing the Company’s next stage of growth. The Company is leveraging its legacy soluble guanylate cyclase (sGC) stimulator assets to generate near-term revenues which will be used to implement its strategic building plan without near-term dilution.

“These agreements demonstrate Cyclerion’s progress in maximizing its legacy asset value while redirecting resources toward acquiring potential new assets,” said Regina Graul, Ph.D., President and Chief Executive Officer of Cyclerion. “These newly finalized agreements, combined with our significant reduction of operating expenses, enable the focused use of our capital to support our anticipated pipeline build in the central nervous system (CNS) space. Concurrently, we plan to raise capital, as needed, to fund our product plans to create value for shareholders and patients.” Graul continued, “Cyclerion’s diligence team, comprised of committed external experts in their respective fields, is currently in advanced stages of conducting promising asset evaluations, which we believe have the potential to be the new foundation for Cyclerion.”

Cyclerion and Akebia have re-negotiated a mutually beneficial amendment to their exclusive license agreement for praliciguat, a systemic sGC stimulator. Under the new license amendment with Akebia, Cyclerion will receive $1.75 million in upfront and near-term payments. In addition, Akebia will assume responsibility for all intellectual property expenses associated with praliciguat after Q1 2025. In 2021, Akebia paid a $3.0 million upfront payment to the Company upon signing of the license agreement, and the Company is eligible to receive additional milestone cash payments of up to approximately $560 million in total potential future development, regulatory, and commercialization milestone payments for praliciguat. In exchange for a reduction in certain development milestone payments, Cyclerion is eligible to receive certain higher, tiered, sales-based royalties ranging from mid-single-digits to twenty percent.

Cyclerion has also entered into an exclusive license option agreement for its vascular sGC stimulator, olinciguat, with a separate entity, wholly controlled by CVCO Therapeutics, Inc., a clinical stage company focused on microvascular dysfunction in cardiovascular, inflammatory and metabolic disease states. Under the terms of the agreement, the potential partner has exclusive rights to evaluate olinciguat during the option period. During the option period, the grantee has assumed responsibility for all ongoing intellectual property-related expenses associated with olinciguat.

As part of its strategic initiatives, Cyclerion previously announced a definitive agreement for the sale of its CNS assets zagociguat and CY3018 to Tisento Therapeutics in May 2023 for an $8 million cash payment and a 10% equity stake in Tisento. The amended agreement for praliciguat, and if the option for olinciguat is exercised, would represent the likely final steps in the monetization of Cyclerion’s historical portfolio. Cyclerion believes it is well positioned for the next phase in its overall strategy, to bring in new CNS assets to rebuild the pipeline.

Forward Looking Statement

Certain matters discussed in this press release are “forward-looking statements”. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should”, “positive”, or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements about pursuing collaborations, licenses, mergers, acquisitions and/or other targeted investments aimed at enhancing shareholder value. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. Actual performance and results may differ materially from those projected or suggested in the forward-looking statements due to various risks and uncertainties, including, those under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on March 5, 2024 as well as other risks and uncertainties which may be described in any subsequent quarterly report on Form 10-Q filed by the Company and the other reports the Company files with the SEC. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

Investor & Media Relations

Email: IR@cyclerion.com

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